Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

August 14, 2014

SERVOTRONICS, INC. ANNOUNCES

SECOND QUARTER AND SIX MONTH RESULTS

FOR THE PERIODS ENDED JUNE 30, 2014

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) second quarter 2014 performance showed a significant improvement in both sales and net income over the first quarter 2014. Quarter to quarter sales grew over 14%, from $6,990,000 to $7,995,000 with a turnaround in net income to $447,000 (or $0.20 per share Basic and Diluted) for the second quarter ended June 30, 2014. Net income for the comparable period ended June 30, 2013 was $504,000 (or $0.22 per share Basic and Diluted) on revenues of $8,067,000. Net income for the six month period ended June 30, 2014 was $302,000 (or $0.13 per share Basic and Diluted) on revenues of $14,985,000 as compared to net income for the comparable period ended June 30, 2013 of $681,000 (or $0.30 per share Basic and Diluted) on revenues of $15,409,000.

As part of a previously reported re-alignment plan, the Company is moving forward with a multi-million dollar investment plan designed to upgrade and streamline the manufacturing process at the Consumer Products Group to be more competitive and profitable. The project includes the construction of an approximate 28,000 square foot addition, capital improvements to the existing plant, the reconfiguration of its production process within the expanded facility, and the addition of new state of the art knife-making equipment. Recent grant awards totaling more than $700,000 for economic development assistance from New York State and Cattaraugus County are making this project possible. The Company broke ground May of 2014 and expects to invest approximately $4,000,000 over a five year period.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT